Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of NetREIT, Inc. of our report dated March 18, 2016, relating to our audits of the consolidated financial statements, appearing in the Annual Report on Form 10-K of NetREIT, Inc. for the year ended December 31, 2015.

/s/ SQUAR MILNER LLP

San Diego, California

May 18, 2016